                                   FORM 8-A/A

                -------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                   PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               AVANEX CORPORATION

               (Exact Name of Registrant as Specified in Charter)

Delaware                                                              94-3285348
(State of Incorporation                                            (IRS Employer
or Organization)                                             Identification No.)

40919 Encyclopedia Circle, Fremont, California                             94538
(Address of principal Executive Offices)                              (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

         Title of Each Class                  Name and Exchange on which
         to be so Registered                  Each Class is to be registered
                NONE                                 NONE

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. / /

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. /X/

Securities Act registration statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

                           AMENDMENT NO. 1 TO FORM 8-A

         We hereby amend the following items, exhibits or other portions of our Form 8-A filed on August 24, 2001, related to our Preferred Stock Rights Agreement, as set forth below.

ITEM 1.  DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED

On March 18, 2002, Avanex Corporation (the "Company") and Equiserve Trust Company, N.A. (the "Rights Agent") executed an amendment (the "Amendment") to the Preferred Stock Rights Agreement dated as of July 26, 2001 between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

On March 18, 2002, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Company, Pearl Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub") and Oplink Communications, Inc., a Delaware corporation ("Oplink"), pursuant to which Merger Sub would be merged with and into Oplink, with Oplink surviving the merger as a wholly-owned subsidiary of the Company, and with the stockholders of Oplink receiving .405344 of a share of Common Stock of Avanex in exchange for each outstanding share of Common Stock of Oplink. In connection with the Merger Agreement and other related transactions contemplated thereunder, the Amendment excludes Oplink and any of its Affiliates or Associates from the definition of an Acquiring Person for the purposes of the Rights Agreement.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is attached hereto as Exhibit 4.2, and the Rights Agreement, including the form of the Rights Certificate, are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2.  EXHIBITS


4.1  Preferred Stock Rights Agreement, dated as of July 26, 2001, between Avanex
     Corporation and the EquiServe Trust Company, N.A. (1)

4.2  First Amendment to the Preferred Stock Rights Agreement dated as of
     July 26, 2001, between Avanex Corporation and Equiserve Trust Company, N.A.


----------------

(1)  Incorporated herein by reference to Exhibit 4.5 to the Registrant's
     Registration Statement on Form 8-A, filed with the Commission on August
     24, 2002.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on the Registrant's behalf by the undersigned thereunto duly authorized.


                               AVANEX CORPORATION


                               By: /s/ Jessy Chao
                                  -----------------------------------
                               Name:  Jessy Chao
                               Title: Vice President, Finance and
                                      Chief Financial Officer

Dated: March 28, 2002